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                                                                    EXHIBIT 10.2

                     SUMMARY OF INCENTIVE COMPENSATION PLAN
                          OF PARK NATIONAL CORPORATION

     The Compensation Committee of the Board of Directors of Park National Corporation ("Park") administers Park's incentive compensation plan which enables the officers of The Park National Bank (the Park National Division, the Fairfield National Division, the Consolidated Computer Center Division and, since January 3, 2005, the First Clermont Division), The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon (the First-Knox National Division and the Farmers and Savings Division), Second National Bank, United Bank, N.A., The Security National Bank and Trust Co. (the Security National Division and the Unity National Division), The Citizens National Bank of Urbana, Scope Leasing, Inc. and Guardian Financial Services Company (collectively, "Park's Principal Subsidiaries") to share in any above-average return on equity (net income divided by average equity) which Park and its subsidiaries on a consolidated basis may generate during a fiscal year. During the fiscal year ended December 31, 2004 (the "2004 fiscal year"), all officers of Park's Principal Subsidiaries (other than the First Clermont Division), including C. Daniel DeLawder (who served as President and Chief Executive Officer of Park and Park National Bank during the 2004 fiscal year and since January 1, 2005, has served as Chairman of the Board and Chief Executive Officer of Park and Park National Bank), David L. Trautman (who served as Secretary of Park and as Executive Vice President of Park National Bank during the 2004 fiscal year and since January 1, 2005, has served as President and Secretary of Park and as President of Park National Bank) and John W. Kozak, who served as Chief Financial Officer of Park and as Senior Vice President and Chief Financial Officer of Park National Bank during the 2004 fiscal year and continues to so serve) were eligible to participate in the incentive compensation plan. For the fiscal year ending December 31, 2005 (the "2005 fiscal year"), all officers of Park's Principal Subsidiaries (including Messrs. DeLawder, Trautman and Kozak) will also be eligible to participate.

     Above-average return on equity is defined as the amount by which the net income to average equity ratio of Park and its subsidiaries on a consolidated basis exceeds the median net income to average equity ratio of all U.S. bank holding companies of similar asset size ($3 billion to $10 billion). A formula determines the amount, if any, by which Park's return on equity ratio exceeds the median return on equity ratio of these peer bank holding companies. Twenty percent (20%) of that amount on a before-tax equivalent basis is available for incentive compensation. If Park's return on equity ratio is equal to or less than that of the peer group, no incentive compensation will be available with respect to that year. The President and Chief Executive Officer of Park and Park National Bank has historically received a fixed percentage of the amount available for incentive compensation as determined by the Board of Directors of Park. Although Park's return on equity ratio for the 2004 fiscal year exceeded the median return on equity ratio of its peer bank holding companies, Mr. DeLawder recommended to the Compensation Committee that, because of the modest increase in net income earned by Park in the 2004 fiscal year, the fixed percentage available for the President and Chief Executive Officer be waived.

     Messrs. DeLawder, Trautman and Kozak historically have received the majority of their total cash compensation in incentive compensation. The Compensation Committee reviewed independently generated peer group information of similarly sized bank holding companies

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developed by SNL Securities which revealed that people holding their positions typically receive a majority of their cash compensation in base salary. To be more consistent with peers, and at management's suggestion, on January 18, 2005, the Compensation Committee considered and then approved a 50/50 split between base salary and cash incentive compensation. Management also suggested that Messrs. DeLawder and Trautman receive no increase in the aggregate amount of cash compensation paid to them during the 2005 fiscal year, but that the proportion of total cash compensation allocated to base salary for the 2005 fiscal year and incentive compensation in respect of Park's performance for the 2004 fiscal year should change. Management suggested, and the Compensation Committee concurred after reviewing peer data, to increase Mr. Kozak's total cash compensation.

     On January 18, 2005, the Compensation Committee recommended, and the Board of Directors approved, the cash compensation ratio change to 50% base salary and 50% incentive compensation for Messrs. DeLawder, Trautman and Kozak. The Compensation Committee also recommended, and the Board of Directors approved, base salaries for the 2005 fiscal year of $464,240 for Mr. DeLawder, $307,108 for Mr. Trautman and $200,500 for Mr. Kozak and cash incentive compensation in respect of Park's performance for the 2004 fiscal year of $464,240 for Mr. DeLawder, $307,108 for Mr. Trautman and $200,500 for Mr. Kozak.

     The remaining amount available for incentive compensation pay was distributed to the officers of Park's Principal Subsidiaries on the basis of their respective contributions to Park's meeting its short-term and long-term financial goals during the 2004 fiscal year, which contributions were subjectively determined by the Chairman of the Board, the Chief Executive Officer and the President of Park and approved by the Board of Directors, upon recommendation of the Compensation Committee. Recommendations of the presidents of Park's Principal Subsidiaries were considered when determining incentive compensation amounts for officers of those subsidiaries. The payment of the incentive compensation amounts in respect of Park's performance for the 2004 fiscal year will be made during the first quarter of the 2005 fiscal year.


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